Exhibit 4.1
CITIBANK CREDIT CARD ISSUANCE TRUST

Citiseries
Class 2007-A4 Notes
(Issuance Date August 15, 2007)

Issuer Certificate
Pursuant to Sections 202 and 301(h) of the Indenture

Reference is made to the Indenture, dated as of September 26, 2000, as amended by Amendment No. 1 thereto dated as of November 14, 2001, each between Citibank Credit Card Issuance Trust (the "Issuer") and Deutsche Bank Trust Company Americas, as trustee (the "Indenture").  Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Indenture. All references herein to designated Sections are to the designated Sections of the Indenture.

Section 301(h) provides that the Issuer may from time to time create a tranche of Notes either by or pursuant to an Issuer Certificate setting forth the principal terms thereof.  Pursuant to an Issuer Certificate dated June 15, 2007, a tranche of Notes of the Citiseries designated Class 2007-A4 was established, of which $150,000,000 Outstanding Dollar Principal Amount is Outstanding (the "Outstanding 2007-A4 Notes").  This Issuer Certificate relates to additional Notes of Class 2007-A4 (hereinafter, the "New Class 2007-A4 Notes", and together with the Outstanding Class 2007-A4 Notes, the "Class 2007-A4 Notes") having the following terms:

Series Designation:  Citiseries.  This series is included in Group 1.

Tranche Designation:  $225,000,000 Floating Rate Class 2007-A4 Notes of June 2037 (Legal Maturity Date June 2039)

Currency:  The Class 2007-A4 Notes will be payable, and denominated, in Dollars.

Denominations:  The New Class 2007-A4 Notes will be issuable in minimum denominations of $100,000 and multiples of $1,000 in excess of that amount.

Issuance Date:  August 15, 2007

Initial Principal Amount:  $75,000,000

Issue Price:  97.855% plus interest accrued from June 15, 2007 to the Issuance Date

Interest Rate:  Interest will accrue on the New Class 2007-A4 Notes from June 15, 2007.  The Class 2007-A4 Notes will accrue interest with respect to any interest period at a per annum rate equal to the Class 2007-A4 Note Rate for such interest period, calculated on the basis of the actual number of days in such interest period divided by 360.  The "Class 2007-A4 Note Rate" means, with respect to the first interest period, 5.61000% per annum and, with respect to each interest period thereafter, a per annum rate equal to LIBOR for such interest period plus 0.25%.

The Issuer will determine LIBOR for each applicable interest period on the second business day before the beginning of that interest period.  For purposes of calculating LIBOR, a business day is any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

"LIBOR" means, as of any date of determination, the rate for deposits in U.S. Dollars for the Designated Maturity (commencing on the first day of the relevant interest period) which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such date. If such rate does not appear on the Reuters Screen LIBOR01 Page, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for the Designated Maturity (commencing on the first day of the relevant interest period). The Issuer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Issuer, at approximately 11:00 a.m., New York City time, on that day for loans in U.S. Dollars to leading European banks for a period of the Designated Maturity (commencing on the first day of the relevant interest period).

"Reuters Screen LIBOR01 Page" means the display page currently so designated on the Reuters Monitor Money Rates service (or such other page as may replace that page on that service or any successor service for the purpose of displaying comparable rates or prices).

"Designated Maturity" means three months, however, upon the occurrence of an Event of Default or an Early Redemption Event with respect to the Class 2007-A4 Notes, or if the Class 2007-A4 Notes are not paid in full on their Expected Principal Payment Date, "Designated Maturity" means one month.

"Reference Banks" means four major banks in the London interbank market selected by the Issuer.

Additional Deposit to Interest Funding sub-Account: On the Issuance Date of the New Class 2007-A4 Notes, the Issuer will make or cause to be made a deposit to the Interest Funding sub-Account for the Class 2007-A4 Notes from the proceeds to the Issuer from the issuance of the New Class 2007-A4 Notes in an amount equal to $712,937.50.  This amount will not be subject to reallocation pursuant to Section 505.  Notwithstanding any provision in the Indenture to the contrary, the deposit targeted to be made to the Interest Funding sub-Account for the Class 2007-A4 Notes with respect to the New Class 2007-A4 Notes on September 14, 2007 will be $385,687.50.

Scheduled Interest Payment Dates:  The 15th day of each March, June, September and December, beginning September 2007.

Each payment of interest on the New Class 2007-A4 Notes will include all interest accrued from and including the preceding Interest Payment Date -- or, for the first interest period, from and including June 15, 2007 -- to and including the day preceding the current Interest Payment Date, plus any interest accrued but not previously paid.

Expected Principal Payment Date:  June 15, 2037

Legal Maturity Date:  June 15, 2039

Monthly Principal Date:  For the month in which the Expected Principal Payment Date occurs, June 15, 2037, and for each other month, the 15th day of such month, or if such day is not a Business Day, the next following Business Day.

Required Subordinated Amount of Class B Notes:  $4,487,183.

Required Subordinated Amount of Class C Notes:  $5,982,908.

Controlled Accumulation Amount:  $6,250,000.

Form of Notes:  The New Class 2007-A4 Notes will be issued as Global Notes.  The Global Notes will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will be exchangeable for individual Notes only in accordance with the provisions of Section 204(c).

Additional Issuances of Class 2007-A4 Notes:  The Issuer may at any time and from time to time issue additional Class 2007-A4 Notes, subject to the satisfaction of (i) the conditions precedent set forth in Section 311(a) and (ii) the following conditions:

(a) the Issuer has obtained written confirmation from each Rating Agency that there will be no Ratings Effect with respect to the then outstanding Class 2007-A4 Notes as a result of the issuance of such additional Class 2007-A4 Notes;

(b) as of the date of issuance of the additional Class 2007-A4 Notes, all amounts due and owing to the Holders of the then outstanding Class 2007-A4 Notes have been paid and there is no Nominal Liquidation Amount Deficit with respect to the then outstanding Class 2007-A4 Notes;

(c) the additional Class 2007-A4 Notes will be fungible with the original Class 2007-A4 Notes for federal income tax purposes;

(d) if Holders of the then outstanding Class 2007-A4 Notes have benefit of a Derivative Agreement, the Issuer will have obtained a Derivative Agreement for the benefit of the Holders of the additional Class 2007-A4 Notes; and

(e) the ratio of the Controlled Accumulation Amount to the Initial Dollar Principal Amount of the Class 2007-A4 Notes, including the additional Class 2007-A4 Notes, will be equal to the ratio of the Controlled Accumulation Amount (before giving effect to the additional issuance) to the Initial Dollar Principal Amount of the Class 2007-A4 Notes, excluding the additional Class 2007-A4 Notes.

As of the date of issuance of additional Class 2007-A4 Notes, the Outstanding Dollar Principal Amount and Nominal Liquidation Amount of the Class 2007-A4 Notes will be increased to reflect the Initial Dollar Principal Amount of the additional Class 2007-A4 Notes.

Any outstanding Class 2007-A4 Notes and any additional Class 2007-A4 Notes will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction.

Optional Redemption Provisions other than Section 1202 "Clean-Up Call":  None

Additional Early Redemption Events or changes to Early Redemption Events:  None

Additional Events of Default or changes to Events of Default:  None

Business Day: means any day other than (a) a Saturday or Sunday or (b) any other day on which national banking associations or state banking institutions in New York, New York or South Dakota, or any other state in which the principal executive offices of any Additional Seller are located, are authorized or obligated by law, executive order or governmental decree to be closed.

Securities Exchange Listing:  Application will be made to list the New Class 2007-A4 Notes on the Irish Stock Exchange.

Provisions Relating to Issuance of New Class 2007-A4 Notes: The New Class 2007-A4 Notes are part of the Class 2007-A4 Notes, and the Outstanding Class 2007-A4 Notes and the New Class 2007-A4 Notes together constitute a single tranche of Class 2007-A4 Notes and will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction.  The New Class 2007-A4 Notes are fungible with the Outstanding Class 2007-A4 Notes and are intended to trade interchangeably with the Outstanding Class 2007-A4 Notes.

The Initial Dollar Principal Amount of the New Class 2007-A4 Notes is $75,000,000, and, after giving effect to the issuance of the New Class 2007-A4 Notes, the Initial Dollar Principal Amount of the Class 2007-A4 Notes will be the sum of the Initial Dollar Principal Amounts of the Outstanding Class 2007-A4 Notes and the New Class 2007-A4 Notes.

The Nominal Liquidation Amount of the New Class 2007-A4 Notes is $75,000,000, and, after giving effect to the issuance of the New Class 2007-A4 Notes, the Nominal Liquidation Amount of the Class 2007-A4 Notes will be the sum of the Nominal Liquidation Amounts of the Outstanding Class 2007-A4 Notes and the New Class 2007-A4 Notes.

The Controlled Accumulation Amount of the New Class 2007-A4 Notes is $6,250,000, and, after giving effect to the issuance of the New Class 2007-A4 Notes, the Controlled Accumulation Amount of the Class 2007-A4 Notes will be the sum of the Controlled Accumulation Amounts of the Outstanding Class 2007-A4 Notes and the New Class 2007-A4 Notes.

The Required Subordinated Amount of Class B Notes for the New Class 2007-A4 Notes is $4,487,183, and, after giving effect to the issuance of the New Class 2007-A4 Notes, the Required Subordinated Amount of Class B Notes for the Class 2007-A4 Notes will be the sum of the Required Subordinated Amounts of Class B Notes for the Outstanding Class 2007-A4 Notes and the New Class 2007-A4 Notes.  The Required Subordinated Amount of Class C Notes for the New Class 2007-A4 Notes is $5,982,908, and, after giving effect to the issuance of the New Class 2007-A4 Notes, the Required Subordinated Amount of Class C Notes for the Class 2007-A4 Notes will be the sum of the Required Subordinated Amounts of Class C Notes for the Outstanding Class 2007-A4 Notes and the New Class 2007-A4 Notes.

This Issuer Certificate and the Issuer Certificate relating to the Outstanding Class 2007-A4 Notes together constitute the terms document for the Class 2007-A4 Notes.

The New Class 2007-A4 Notes shall have such other terms as are set forth in the form of Note attached hereto as Exhibit A.  Pursuant to Section 202, the form of Note attached hereto has been approved by the Issuer.

CITIBANK CREDIT CARD ISSUANCE TRUST
By          Citibank (South Dakota), National Association,
as Managing Beneficiary

/s/ Douglas C. Morrison
___________________________
Douglas C. Morrison
Vice President

Dated:  August 15, 2007

Citiseries
Class 2007-A4 Notes
(Issuance Date August 15, 2007)

Reference is made to the resolutions adopted by the Board of Directors of Citibank (South Dakota), National Association ("Citibank (South Dakota)") on April 26, 2000, as amended on September 25, 2001 and October 25, 2006. The resolutions authorize Citibank (South Dakota) from time to time to issue and sell, or to arrange for or participate in the issuance and sale of, one or more series and/or classes of pass-through certificates, participation certificates, commercial paper, notes or other securities representing ownership interests in, or backed by, pools of credit card receivables or interests therein ("Receivables") in an aggregate principal amount such that up to $125,000,000,000 of such certificates, commercial paper, notes or securities are outstanding at any one time and to sell, transfer, convey or assign Receivables to trusts or other special purpose entities in connection therewith on such terms as to be determined by the Citibank (South Dakota) Pricing and Loan Committee (the "Pricing and Loan Committee").

The undersigned, a duly authorized member of the Pricing and Loan Committee, on behalf of such Pricing and Loan Committee, does hereby certify that the terms of the New Class 2007-A4 Notes set forth in and to be created by the preceding Issuer Certificate and the increase in the Invested Amount of the Collateral Certificate resulting from the issuance of such Notes have been approved by such Pricing and Loan Committee. In addition, the following underwriting/selling agent terms with respect to the New Class 2007-A4 Notes have been approved by such Pricing and Loan Committee:

Issue Price:  97.855% plus interest accrued from June 15, 2007 to the Issuance Date

Underwriting Commission:  0.725%

Proceeds to Issuer: 97.130% plus interest accrued from June 15, 2007 to the Issuance Date

Representative of the Underwriters:  Citigroup Global Markets Inc.

The preceding Issuer Certificate and this certification of Pricing and Loan Committee approval shall be, continuously from the time of their execution, official records of Citibank (South Dakota).

/s/ Douglas C. Morrison
_____________________________
Douglas C. Morrison
Member of the Pricing and Loan Committee
Citibank (South Dakota), National Association

Dated:  August 15, 2007

Exhibit A

FORM OF

CITISERIES

FLOATING RATE CLASS 2007-A4 NOTES OF JUNE 2037
(Legal Maturity Date June 2039)

$75,000,000	REGISTERED
CUSIP No. 17305E DU 6	No. R-2

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN AND IN THE INDENTURE REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

CITIBANK CREDIT CARD ISSUANCE TRUST

CITISERIES

FLOATING RATE CLASS 2007-A4 NOTES OF JUNE 2037
(Legal Maturity Date June 2039)

CITIBANK CREDIT CARD ISSUANCE TRUST, a trust formed and existing under the laws of the State of Delaware (including any successor, the "Issuer"), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000).  The Expected Principal Payment Date for this Note is June 15, 2037.  The Legal Maturity Date for this Note is June 15, 2039.

The Issuer hereby promises to pay interest on this Note on the 15th day of each March, June, September and December, beginning September 2007, until the principal of this Note is paid or made available for payment, subject to certain limitations set forth in the Indenture.  Interest will accrue on the outstanding principal amount of this Note for each interest period in an amount equal to the product of (i) the actual number of days in such interest period divided by 360, (ii) a rate per annum equal to the Class 2007-A4 Note Rate for such interest period, and (iii) the outstanding principal amount of this Note as of the preceding Interest Payment Date (after giving effect to any payments of principal made on the preceding Interest Payment Date) or, in the case of the first Interest Payment Date, the initial principal amount of this Note.  The Class 2007-A4 Note Rate will be determined as provided in the Indenture.

If any Interest Payment Date or Principal Payment Date of this Note falls on a day that is not a Business Day, the required payment of interest or principal will be made on the following Business Day.

This Note is one of the Citiseries, Class 2007-A4 Notes issued pursuant to the Indenture, dated as of September 26, 2000 (as amended and otherwise modified from time to time, the "Indenture") between the Issuer and Deutsche Bank Trust Company Americas, as Trustee. For purposes of this Note, the term "Indenture" includes any supplemental indenture or Issuer Certificate relating to the Citiseries, Class 2007-A4 Notes. This Note is subject to all of the terms of the Indenture. All terms used in this Note that are not otherwise defined herein and that are defined in the Indenture will have the meanings assigned to them therein.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, is deemed to have consented to such amendments to the Pooling and Servicing Agreement and other operative documents as are necessary to permit the Seller to retain sale treatment for accounting purposes of the transfer of assets to the Master Trust, in accordance with the provisions of Financial Accounting Standards Board SFAS No. 140.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note will not

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be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by an Issuer Authorized Officer.

CITIBANK CREDIT CARD ISSUANCE TRUST

By: CITIBANK (SOUTH DAKOTA),
NATIONAL ASSOCIATION,
as Managing Beneficiary of
Citibank Credit Card Issuance Trust

By: __________________________________
Douglas C. Morrison
Vice President

Dated:  August 15, 2007

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee under the Indenture

By: _________________________________
Authorized Signatory

Dated:  August 15, 2007

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REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Citiseries Floating Rate Class 2007-A4 Notes of June 2037 (Legal Maturity Date June 2039) (herein called the "Notes"), all issued under an Indenture, to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Trustee and the Holders of the Notes.

This Note ranks pari passu with all other Class A Notes of the same series, as set forth in the Indenture. This Note is secured to the extent, and by the collateral, described in the Indenture.

The Issuer will pay interest on overdue interest as set forth in the Indenture to the extent lawful.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Trustee on the Notes, against the Issuer, the Issuer Trustee, Citibank (South Dakota), the Trustee or any affiliate, officer, employee or director of any of them, and the obligation of the Issuer to pay principal of or interest on this Note or any other amount payable to the Holder of this Note will be subject to Article V of the Indenture.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that this Note is intended to be debt of Citibank (South Dakota) for federal, state and local income and franchise tax purposes, and agrees to treat this Note accordingly for all such purposes, unless otherwise required by a taxing authority.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that it will not at any time institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Note, the Indenture or any Derivative Agreement.

This Note and the Indenture will be construed in accordance with and governed by the laws of the State of New York.

No reference herein to the Indenture and no provision of this Note or of the Indenture will alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Certain amendments may be made to the Indenture without the consent of the Holder of this Note.  This Note must be surrendered for final payment of principal and interest.

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ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:____________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

___________________________________________________________________

___________________________________________________________________
(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints __________________________________________________________, attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:  ____________________________

_________________________*
Signature Guaranteed:

----------------
*    NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.

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